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Exhibit 10.15

EMPLOYMENT AGREEMENT

        AGREEMENT, made as of 5 February 2003, by and between Synavant Inc., a Georgia corporation (the "Company") and Ken Tyson ("Executive").

RECITALS

        WHEREAS, the Company has executed or will execute an Asset Purchase Agreement for the sale of a majority of the assets of the Company (the "Asset Purchase Agreement") and has executed or will execute an Agreement and Plan of Merger in connection with the acquisition of the Company pursuant to a merger, with the Company surviving as a wholly owned subsidiary (the "Merger Agreement");

        WHEREAS, in order to induce Executive to remain employed with the Company on and after the closing of the transactions contemplated under the Asset Purchase Agreement and Merger Agreement (the "Transactions", and the date on which the last of the Transactions is consummated, the "Closing Date"), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement, in exchange for terminating that certain Tier II Change-in-Control Agreement for Certain Executives of Synavant Inc. dated October 24, 2000 (the "Change in Control Agreement") and that certain employment letter from IMS Health Strategic Technologies, executed by Executive on April 9, 2000 (the "Prior Employment Agreement", and together with the Change in Control Agreement, the "Prior Agreements"); and

        WHEREAS, Executive is willing to accept such employment and perform services for Parent and the Company, on the terms and conditions hereinafter set forth.

        NOW THEREFORE, it is hereby agreed by and between the parties as follows:

        1.    Effectiveness; Effect on Prior Agreements; Signing Bonus.

        (a)    Effectiveness; Effect on Prior Agreements.    This Agreement shall become effective as of the date hereof (the "Effective Date"), provided that the Executive is employed by the Company on the Effective Date. As of the Effective Date, the Prior Agreements shall terminate and become null and void, and shall be of no further force and effect.

        (b)    Signing Bonus.    In consideration of the Executive's willingness to enter into this Agreement, the Company shall pay the Executive in cash as soon as practicable after the Effective Date, in an amount equal to 20% of the Executive's current annual base salary and annual target bonus, calculated in British pounds sterling.

        2.    Term of Employment.    Executive's term of employment under this Agreement (the "Term") shall commence at the Effective Date and shall continue until the first anniversary of the Closing Date, on which date the Term shall automatically renew for an additional twelve month period, and, thereafter, the Term shall automatically renew for an additional twelve-month period on each anniversary thereof (any such date, a "Renewal Date"). This Agreement shall remain in effect and the Term shall continue to be extended as provided for in the immediately preceding sentence unless earlier terminated (a) pursuant to Section 7 of this Agreement, (b) by the board of directors of the Company (the "Board") if it reasonably determines, in its sole discretion that one or both of the Transactions shall not occur, and provides written notice to Executive as soon as practicable after the Board makes such determination or (c) upon 52 weeks written notice by either party hereto prior to any Renewal Date that it does not intend to extend the Term for an additional twelve-month period following the applicable Renewal Date.

        3.    Employment.

        (a)    Position.    Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive during the Term (as defined in Section 3 of this Agreement) as its Senior Vice President, International (the "SVPI"), or in an appropriate role of no less seniority. Executive shall report directly to the Chief Executive Officer of the Company (the "CEO"), or to an appropriate senior Executive of no less seniority.

        (b)    Duties and Responsibilities.    Subject to the terms and conditions of this Agreement during the Term Executive agrees to remain employed as the SVPI of the Company, and agrees to devote his full working time and efforts to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position as the SVPI of the Company, as the CEO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the CEO may reasonably from time to time impose.

        (c)    Location of Workplace.    The Executive will perform his services at such location in Denham, Buckinghamshire, England where the Executive principally performs his duties at the time of the Effective Date, with the understanding that he may be required to transfer to another location in England after receipt of written notice from the Company at least sixty days in advance of the date on which such transfer is to occur, or may be required to travel as may reasonably be required for the performance of his duties under this Agreement.

        (d)    Hours of Work, Holiday Entitlement, Absence Reporting Procedures and Sick Pay.    The Executive and the Company agree to the following terms of employment related to hours of work and absences from work, as originally set forth in the Prior Employment Agreement:

  (i)
  Hours of Work. The normal contractual hours of work are a 37.5-hour week from 9:00 am to 5:30 pm each day, Monday to Friday with one hour for lunch taken between 12:00 and 2:00 pm each day. Executive may also be required to work additional hours in accordance with the reasonable demands of the Company and the needs of the business. The Company also reserves the right to alter or vary Executive's hours as required. Executive will not be entitled to overtime payments.

  (ii)
  Holiday Entitlement. The Company's holiday year runs from 1st January to 31st December each year. A full year's holiday entitlement is 30 days, up to 5 days of which the Company reserves the right to set. This entitlement is in addition to any statutory and/or public holidays recognized by the Company. Details of these days and the conditions relating to the holiday and holiday pay are contained within Executive's Employee Handbook and Annual Holiday Policy available in Executive's department.

  (iii)
  Absence Reporting Procedures and Sick Pay. Details of the procedure that Executive must follow if Executive is absent from work, for any reason, are contained within Executive's Employee Handbook. No salary is paid for unauthorized absence from work. The terms and conditions relating to absence due to either sickness or injury and sick pay (including Statutory Sick Pay and Company Sick Pay), are outlined in Executive's Employee Handbook and the Company Policy Manual, available in Executive's department.

        (e)    Company Rules, Disciplinary and Grievance Procedures, Health and Safety.

  (i)
  Company Rules, Disciplinary and Grievance Procedures. These are outlined in Executive's Employee Handbook. Complete details (including the appeals procedure) are contained within the Company Policy Manual available in Executive's department.

  (ii)
  Health and Safety. Under the Health and Safety at Work Act 1974 responsibility for health and safety extends to individual members of staff, both for their own safety and that of their colleagues and visitors. Any accidents must be reported in the Accident Book immediately. The Company's policy on Health and Safety is outlined in Executive's Employee Handbook. Complete details are outlined in the Company Policy Manual, which is available in Executive's department.

        4.    Compensation.

        (a)    Salary.    During the Term, the Company shall pay Executive a base salary ("Base Salary") of not less than the rate in effect at the time of the Effective Date. The Base Salary shall be payable monthly in arrears by direct electronic payment at the rate of 1/12th of the Base Salary. Payment will be made no later than the last working date of each month. Executive shall maintain a personal bank account or suitable Building Society account and provide the Company with the necessary details to enable direct electronic payment to be made. The Base Salary shall be reviewed on 1 January of each calendar year; provided, however, that with respect to calendar year 2003, Executive acknowledges and agrees that (i) his Base Salary as of January 1, 2003 shall be the same as the rate in effect on December 31, 2002 and (ii) the Company shall postpone the review of Executive's Base Salary (and the review of the base salaries of all other executives of the Company) until on or about July 1, 2003, at which time, in the event the Company determines that Executive's Base Salary (and the base salaries of any other executives of the Company) should be increased, with such increase to become effective only prospectively through the end of calendar year 2003 (and shall not apply retroactively to any period commencing prior to such effective date).

        (b)    Annual Bonus.    During the Term, in addition to his Base Salary, Executive shall be eligible to participate in the cash incentive component of the Executive Incentive Plan of the Company (and/or any other annual incentive plan or program maintained by the Company) (the "Bonus Plan"). Such participation shall be on terms commensurate with Executive's position and level of responsibility and shall be calculated in accordance with the parameters set forth in the Bonus Plan, which shall be communicated to Executive separately from this Agreement and agreed upon by and between Executive and CEO. Executive's full year annual target bonus for each fiscal year will be established in accordance with the terms of the Bonus Plan, but the maximum potential annual target bonus that Executive may be entitled to receive is 200% of the Base Salary, based on business performance, consistent with "Bonus" provision of the Prior Employment Agreement. For purposes of this Agreement, the term "annual target bonus" shall mean that percentage of Executive's Base Salary (currently established at 50%) which Executive is eligible to earn as an annual bonus amount upon the achievement of certain performance targets established pursuant to the terms of the Bonus Plan for each fiscal year.

        (c)    Retention Bonus.    As an inducement for Executive to continue to be employed by the Company from the Effective Date through the Closing Date and thereafter, Executive shall be entitled to receive the Retention Bonus (as defined below), in a lump sum payment, in cash, upon the earlier to occur of (i) the first anniversary of the Closing Date, so long as Executive remains employed on such date and (ii) after the Closing Date but prior to the first anniversary thereof, the termination of Executive's employment for any reason, other than a termination for Cause by the Company or by Executive without Good Reason (as such terms are hereinafter defined). For purposes of this Agreement, the "Retention Bonus" is equal to two times the sum of: (x) the greater of (I) Executive's Base Salary in effect immediately prior to the Closing Date or (II) Executive's Base Salary in effect at the time a notice of termination is given; and (y) Executive's annual target bonus for the year in which the Closing Date occurs or, if no such target bonus has yet been determined for such year, Executive's annual target bonus actually earned by Executive in the year immediately preceding the year in which the Closing Date occurs. The Retention Bonus (amounting to 2 * (x + y)) shall be calculated in British pounds sterling.

        (d)  For purposes of this Agreement:

            (i)  "Cause" shall mean a termination of employment on account of:

            (A)  the willful and continued failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or disability) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its subsidiaries, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or

            (B)  the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

    Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive were guilty of conduct set forth above and specifying the particulars thereof in detail.

          (ii)  "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within ten business days after Executive provide written notice to the Company of any such occurrences:

            (A)  the assignment to Executive of any duties inconsistent with Executive's position in the Company or an adverse alteration in the nature or status of Executive's responsibilities or the conditions of Executive's employment;

            (B)  a reduction by the Company in Executive's annual base salary or annual target bonus, except for across-the-board reductions similarly affecting all senior executives of the Company;

            (C)  the relocation of the principal place of Executive's employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement;

            (D)  the failure by the Company to pay to Executive any portion of Executive's compensation within ten business days of the date such compensation is due;

        5.    Employee Benefits.    During the Term, the Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company makes available to its executives generally, and which shall include, without limitation, those benefits described below, as originally set forth in the Prior Employment Agreement:

        (a)    Company Car.    At the Company's discretion, Executive will be entitled to the use of a Company car (at grade 9 level for benefit purposes), which will be taxed, insured, and maintained by the Company. The Company will also refund the cost of petrol used for business and private purposes. Alternatively Executive may choose the Cash for Car Option, which is currently £12,000 per annum and may be revised from time to time in line with market practice.

        (b)    Pension Scheme.    The Company will make an annual contribution to Executive's private pension scheme at the level of 15% of Executive's base salary.

        (c)    Life Insurance, Long Term Disability Insurance, Personal Accident and Business Travel Insurance.    Executive will be insured in the event of Executive's death in service at a rate of four times Executive's Base Salary with effect from the date of commencement of employment. In the event of Executive's being unable to work after 26 weeks of absence due to sickness or injury, Executive will be insured at the rate of 2/3 of Base Salary for a period of up to 5 years. The Company maintains comprehensive insurance cover for both items. Details can be provided on request.

        (d)    Private Health Care Scheme.    Executive is entitled to free Private Health care for Executive and Executive's family under PPP (or an equivalent scheme) on commencement of employment without requirement for prior medical examination. The Company will also pay the cost of an annual executive medical examination for Executive.

        6.    Expenses.    Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's current policy on expense procedures) accounts of such expenditures.

        7.    Termination of Employment.

        (a)    Notice of Termination of Employment.

  (i)
  Prior to the first anniversary of the Closing Date, any termination of employment by Executive (other than for death or disability) may only be made upon 30 days prior written notice to the Company. Any termination of Executive's employment by the Company may be made by delivery to Executive of written notice of such termination without any requirement that the Company provide any advance written notice or payment in lieu thereof, except that the payments provided for in Section 7(b) below shall be deemed to be in lieu of any notice of termination that might otherwise be required (or any other payments in lieu of notice that might be required), and the 52-week notice provisions (or payment in lieu thereof) set forth in Sections 2 and 7(a)(ii) below shall not apply.

  (ii)
  Following the first anniversary of the Closing Date, Executive shall be required to give the Company 52 weeks advance written notice of Executive's intention to terminate Executive's employment for any reason (other than for death or disability). Similarly, Executive shall be entitled to 52 weeks advance written notice from the Company of the Company's intention to terminate Executive's employment for any reason, or continued payment of the Executive's Base Salary in respect of such 52-week period in lieu of any such written notice required to be given by the Company. In no event shall the Executive be entitled to any payments or benefits (including any payments set forth in Section 7(b) below) in respect of any termination of employment by the Company other than as provided in this Section 7(a)(ii).

        (b)    Payments and Benefits Prior to First Anniversary of Closing Date.    If, after the Closing Date but prior to the first anniversary of the Closing Date, Executive's employment with the Company is terminated for any reason by Executive or the Company, Executive shall be entitled to receive the following, subject to Section 17 of this Agreement:

  (i)
  The Company shall pay Executive any accrued but unpaid Base Salary through the date of termination at the rate in effect at the time notice of termination is given, no later than the fifth day following the date of termination, and Executive shall receive all other amounts to which Executive is entitled under any compensation or benefit plan of the Company, at the time such payments are due.

  (ii)
  At the time specified in Section 7(c) hereof, the Company shall pay to Executive, in lieu of amounts which otherwise may be payable to Executive under any Bonus Plan, an amount in cash equal to (A) Executive's annual target bonus for the year in which the Closing Date occurs, multiplied by a fraction (I) the numerator of which equals the number of full or partial days occurring between January 1 of the year in which Executive's date of termination occurs up until (and including) the date of Executive's termination of employment and (II) the denominator of which is 365, plus (B) Executive's target bonus opportunity with respect to each other performance period in progress under all Bonus Plans in effect at the time of termination (other than the period for which Executive is paid pursuant to clause (A)), multiplied (in each case) by a fraction (I) the numerator of which equals the number of full or partial days elapsed from the beginning of the applicable performance period through the date of Executive's termination and (II) the denominator of which is the total number of days in the applicable performance period.

  (iii)
  For a 24-month period following Executive's termination of employment, the Company shall arrange to provide Executive with life and health insurance benefits no less favorable than those which Executive was receiving immediately prior to the time notice of termination is given. Notwithstanding the foregoing, any benefit described in the preceding sentence shall constitute secondary coverage with respect to any life and health insurance benefits actually received by Executive in connection with any subsequent employment (or self-employment) during the 24-month period following Executive's termination.

  (iv)
  Starting at age 55, the Company shall provide Executive with retiree medical and life insurance benefits that are no less favorable than the most favorable retiree medical and life insurance benefits that the Company has provided to any executive officer who has retired on or prior to the time notice of termination is given to Executive, provided that Executive has both (A) attained age 55 at such time and (B) has achieved such years of service that have been recognized for purposes of benefit accrual under the employee benefit plans of the Company that would allow Executive to retire under any pension benefit plans maintained by the Company. Notwithstanding the foregoing, any benefit described in the preceding sentence shall constitute secondary coverage with respect to retiree medical and life benefits actually received by Executive in connection with any subsequent employment (or self-employment) following Executive's termination.

  (v)
  In addition to the foregoing, in the event of any termination of employment other than a termination for Cause by the Company or by Executive without Good Reason, a lump sum payment of the Retention Bonus in accordance with the terms of Section 4(c) above (and not in addition thereto).

        (c)    Time of Payment.    The payments provided for in Section 7(b) hereof shall be made not later than the fifteenth day following the date of termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of termination.

        8.    [Intentionally Omitted.]

        9.    Nonduplication of Benefits.    To the extent, and only to the extent, a payment or benefit that is paid or provided under Sections 4(c) and/or 7(a) would also be paid or provided under the terms of the applicable plan, program or arrangement, such applicable plan, program or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

        10.    Restrictive Covenants.

        (a)    Reports and Written Materials.    Executive will promptly communicate and disclose to the Company all information, data and materials obtained by Executive in the course of Executive's employment relating to the actual business activities of the Company, or any of its other subsidiaries, hereinafter together referred to as "Affiliates'. All written reports, recommendations, advice, records, documents or other materials prepared or obtained by Executive coming into Executive's possession during the term of employment which relate to the performance by the Company or any Affiliates of their respective businesses including but not limited to records of meetings and business contracts in whatever form shall as between such company and Executive be the sole and exclusive property of such company and upon termination of this agreement Executive will promptly deliver all such written materials to such company. Executive will prepare and submit to the Company such regular period operational and financial reports as the Company may request with respect to the business of the Company and the activities undertaken by Executive or conducted under Executive's direction in connection with the duties to be performed hereunder and as between the Company and Executive, such reports and the information contained herein shall be and remain the sole property of the Company. The provisions of this section shall be binding upon Executive's heirs, successors and legal representatives.

        (b)    Intellectual Property Rights.

  (i)
  Executive will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company any and all improvements, processes, techniques or methods of conducting business of the Company or any of its Affiliates (made, developed or created by Executive alone or in conjunction with others) (including but not limited to any ideas for any new products or services) in connection or relating to Executive's employment hereunder (the "Inventions") upon the making, devising or discovering of the same during the Term irrespective of whether they were so made, devised, discovered during normal working hours or using the facilities of the Company, and will irrespective of the termination of Executive's employment, give all information and data in Executive's possession as to the exact mode of working, producing and demonstrations and instructions to the Company as the Board may deem appropriate to enable the full and effectual working, production or use of the same.

  (ii)
  Executive will without additional payment to Executive (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Term, at the expense of the Company promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain any or all applicable copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semi conductor topography rights, property information rights and all other similar proprietary rights as may exist anywhere in the world ('Intellectual Property Rights') in any or all countries relating to any Inventions or other materials produced by Executive during the Term.

  (iii)
  Executive will:

            (A)  do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by Executive during the Term in the Company or its nominee absolutely;

            (B)  with full title guarantee hereby assign (insofar as title to them does not automatically vest in the Company as a consequence of the Term) to the Company by way of future assignment will copyrights arising in any original material (including without limitation source code and object code for software) produced by Executive during the Term, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorize others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyright in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely; and

            (C)  waive all moral rights arising from any such original material so far as Executive may lawfully do so in favor of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

  (iv)
  Without prejudice to the generality of sub-clauses (ii) and (iii), Executive hereby irrevocably authorizes the Company to appoint some person to act as Executive's attorney in Executive's stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.

  (v)
  Executive will do nothing (whether by omission or commission) during the Term or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or any of its Affiliates. In particular without limitation Executive will not disclose the subject matter of any Inventions that may be patentable before the Company or an Affiliate has had the opportunity to apply for any patent or patents. Executive will at the direction and expense of the Company promptly render all assistance within Executive's power to obtain and maintain such Intellectual Property Rights or any application for any extension thereof.

        (c)    Confidential Information.    "Company Confidential Information" means any information relating to the Company or its Affiliates or the business, prospective business, technical processes, computer software (both source code and object code), intellectual property rights or finances of the Company or its Affiliates, or compilations of two or more items of such information, whether or not each individual item is in itself confidential, including without limitation price lists, lists of customers and suppliers (both current and those who were customers or suppliers during the previous two years) which come into Executive's possession by virtue of Executive's employment and which the Company or its relevant Affiliate regards or could reasonably be expected to regard as confidential, whether or not such information is reduced to tangible form or marked in writing as "confidential" and any and all information which has been, or may be, derived or obtained from any such information.

  (i)
  Except as otherwise specifically agreed between the parties Executive will not at any time during the term of employment or thereafter, communicate or disclose to any unauthorized person or use for Executive's own account or business any Company Confidential Information and Executive must use Executive's reasonable endeavors to prevent such disclosure.

  (ii)
  The obligations in this section shall not apply in the event and to the extent that the information or reports referred to become generally known to or available for use by the public other than by an act or omission of Executive in violation of the terms of this Agreement. The provisions of this section shall be binding upon Executive's heirs, successors and legal representatives.

  (iii)
  Notwithstanding anything written above to the contrary nothing herein shall prohibit Executive from making any disclosure compelled under process or request by a Court or administrative agency of competent jurisdiction provided however the Company receives written notification in advance of such disclosure and Executive obtains a protective order (or in the event Executive is not a party to the action, assist the Company in obtaining a protective order) or take such other actions as may be reasonably appropriate to protect the confidentiality of Company Confidential Information.

  (iv)
  Executive will immediately inform the Company if Executive becomes aware of the possession, use or knowledge of Company Confidential Information by any person not authorized to possess, use or have knowledge of Company Confidential Information whether during

    Executive's employment or thereafter and shall at the Company's request provide such assistance as is required to deal with such event.

        (d)    Restrictive Covenant.    Executive must not, in a Relevant Capacity (save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a recognized Stock Exchange and which when aggregated with shares or securities beneficially owned by Executive's spouse and/or children, total no more than five per cent of any single class of shares or securities in such body corporate), for the periods set out below after the termination of this Agreement, do the following:

  (i)
  for six months undertake, carry on or be employed, engaged or interested in any capacity in either any business which is competitive with a Relevant Business within the Restricted Area or any business, an objective or anticipated result of which is to compete with a Relevant Business within the Restricted Area;

  (ii)
  for six months entice, induce or encourage a Customer to transfer or remove custom from the Company;

  (iii)
  for six months solicit or accept business from a Customer for the supply of Relevant Services;

  (iv)
  for six months, for a business competing with any Relevant Business solicit, interface with or endeavor to entice away from employment or engagement with the Company or any Affiliate (or procure or assist the solicitation, interference with or enticement of) any Employee, or do any act whereby such Employee is encouraged to terminate their employment or engagement, with the Company or any Affiliate, whether or not such person would by reason of terminating their service with the Company or any Affiliate commit a breach of his contract of employment or engagement.

  (v)
  For the purpose of the Restrictive Covenant set forth in this Section 10(d):

            (A)  "Customer" means any person who at any time during the Relevant Period was a customer of the Company or any Affiliate (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Affiliate was actively and directly seeking to supply goods or services, in either case for the purposes of the Relevant Business; and with whom Executive had dealings at any time during the Relevant Period or was in possession of confidential information about such customer in the performance of his duties to the Company or any Affiliate.

            (B)  "Employee" means any employee, director, consultant or independent contractor of the Company or any Affiliate at the termination date or who was such employee, director, consultant or independent contractor at any time in the six months preceding the termination date earning a salary or fees in excess of twenty-five thousand GBP per annum and in each case who worked or provided services in a senior executive, managerial or sales capacity or has confidential information relating to the business of the Company or any Affiliate or material contact with any Customer, and with whom the appointee had material dealings in the performance of Executive's duties during the Relevant Period;

            (C)  "Relevant Business" means any business of the Company or any Affiliate in which, pursuant to Executive's duties, Executive were materially involved at any time during the Relevant Period;

            (D)  "Relevant Capacity" means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly, through any other person, firm or company, and whether for Executive's own benefit or that of others;

            (E)  "Relevant Period" means the period of six months ending on the last day of the employment or the period of the employment if shorter than six months;

            (F)  "Relevant Services" means goods or services identical or similar to or competitive with those which at the expiry of the Relevant Period the Company or any Affiliate was supplying or negotiating or actively and directly seeking to supply to a Customer for the purposes of a Relevant Business; and

            (G)  "Restricted Area" means any country or state in which the Company or any Affiliate is operating at the expiry of the Relevant Period.

  (vi)
  Executive must not at any time during the employment or after the termination date use any name used by the Company or any Affiliate at the termination date or any name likely to cause confusion with it in the minds of members of the public, for the purposes of a business which competes with any business carried on by the Company or any Affiliate as at the termination date whether by using such name as part of a corporate name or otherwise.

  (vii)
  Executive must not at any time after the termination of the employment represent Executive as being connected with or employed by the Company.

        (e)    Additional Restriction.    Executive's employment with the Company is full time and Executive will not without prior written consent of the Company engage or be concerned or be interested in (whether directly or indirectly) any other business or occupation or become a director or employee or agent or consultant or partner of any other person, firm or company.

        11.    Mitigation.    Except as provided in Section 7(b)(iii) and (iv) hereof, Executive shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

        12.    Costs of Proceedings.    The Company shall pay all costs and expenses, including all attorneys' fees and disbursements, of the Company and, at least monthly, Executive in connection with any legal proceedings, whether or not instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive instituted the proceeding and a finding (no longer subject to appeal) is entered that Executive instituted the proceeding in bad faith, Executive shall pay all of Executive's costs and expenses, including attorneys' fees and disbursements. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceeding, calculated at the prime rate of The Chase Manhattan Bank as in effect from time to time from the date that payment should have been made to Executive under this Agreement.

        13.    Notices.    Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the CEO with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        14.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        15.    Successors; Binding Agreement.

        (a)    Successor to Company to Assume Obligations.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets and/or interests of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets and/or interests as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (b)    Employee's Successors.    This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive's death, all amounts otherwise payable to Executive hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

        16.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the CEO. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement or subsequent time.

        17.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of the Prior Agreements and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein, and, further, the payments and benefits provided for in this Agreement are in lieu and full satisfaction of all other payments and benefits that would otherwise be due and payable under the Prior Agreements and are also in lieu of any notice (or any payment in lieu thereof) that might be required to be given by the Company or any of its Subsidiaries in respect of any termination or other leave that the Company might otherwise be required to provide to the Executive, in any case pursuant to applicable local law, custom or industry practice in the jurisdiction in which the Executive provides his services to the Company or any of its Subsidiaries, or pursuant to any other plan, program or agreement; provided, however, that in the event the Term of this Agreement terminates pursuant to Section 2(b) of this Agreement, the Prior Agreements shall immediately be reinstated in full and shall remain in full force and effect, without prejudice to Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a change in control as defined under any employee benefit plan, agreement, program, policy or arrangement of the Company.

        18.    Governing Law.    This Agreement shall be construed, interpreted and governed in accordance with the laws of England, without reference to rules relating to conflicts of law. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the English Courts.

        19.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        20.    Headings and Section References.    The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

[Signatures on next page.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SYNAVANT INC.
	By	/s/ Vincent Napoleon
	Title:	Sr. Vice President, Secretary and General Counsel
EXECUTIVE
/s/ Kenneth Tyson Ken Tyson

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